Exhibit 99.1

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Prospect Medical Holdings, Inc.		The Equity Group Inc.
Linda Hodges, Executive Vice President		Devin Sullivan
(310) 337-4170		(212) 836-9608
Linda.hodges@prospectmedical.com		dsullivan@equityny.com

FOR IMMEDIATE RELEASE

PROSPECT MEDICAL HOLDINGS TO ACQUIRE PROMED HEALTHCARE FOR $48.0 MILLION

Acquisition Marks Prospect Medical’s Entrance into California’s Inland Empire
Company to Assume Care of 81,000 HMO-Covered Lives, Including Almost 10,000 Seniors

Culver City, CA — May 22, 2007 — Prospect Medical Holdings, Inc. (AMEX: PZZ) (“Prospect”), which manages the medical care of HMO enrollees in Southern California, today announced that it has signed a definitive agreement to acquire ProMed Health Care, which is comprised of two Independent Physician Associations (“IPAs”) — Pomona Valley Medical Group and Upland Medical Group — and ProMed Health Care Administrators, the management services organization (“MSO”) that serves these IPAs.  The acquisition, which is expected to be immediately accretive to earnings, is expected to close on June 1, 2007.  The Boards of Directors of both companies have approved the transaction.

Dr. Jack Terner, Chairman and Chief Executive Officer of Prospect, commented, “ProMed is the largest acquisition in Prospect’s history and is also the most significant. The combination of Prospect and ProMed creates an organization with approximately 250,000 covered lives, ranking us as the sixth-largest IPA in the state of California, and increasing the number of Senior lives under Prospect’s care to almost 24,000.  ProMed’s high concentration of Senior members is a key ingredient in its financial success, and has been enabled by ProMed’s high quality healthcare offering and highly efficient operations. With the acquisition of ProMed, we will establish an important new hub, in California’s Inland Empire.  Comprised of Riverside and San Bernardino counties, and adjacent to our home base of Orange County, the Inland Empire is home to approximately 4 million residents and boasts one of the largest and fastest-growing economies in the nation.  Even more importantly, ProMed has an outstanding management team who will remain with ProMed post-acquisition.  ProMed also possesses a dominant position in its market, and enjoys very strong relationships with its HMO, physician, and hospital partners.”

For its fiscal year ended September 30, 2006, ProMed generated revenues of approximately $90 million and operating income of approximately $9.0 million.  The total purchase price is $48.0 million, consisting of approximately $41.0 million in cash, plus shares of Prospect common stock valued at approximately $7.0 million.

Subject to final documentation, Prospect has received $53 million in financing commitments from a national lender comprised of a $48.0 million term loan and a $5.0 million revolving credit facility. The term loan portion of this new credit facility will be used to fund the cash portion of the ProMed acquisition price and to repay the remaining balance outstanding on Prospect’s existing credit facility with GMAC Health Capital. Closing of the acquisition is subject to other customary closing conditions, including that Prospect enter into multi-year employment agreements with ProMed’s key management team members and that Dr. Jeereddi Prasad, M. D., ProMed’s Chairman, join Prospect’s Board of Directors.

Prospect Medical Holdings, Inc.	Page 2

May 22, 2007

Dr. Terner continued, “Dr. Prasad and his team have grown ProMed into a premier IPA.  We look forward to their continued affiliation with the Company, post-acquisition.   This will help ensure a smooth integration and a continuation of the high level of care and service that ProMed’s patients, payors, and providers have come to expect.”

ABOUT THE COMPANY

Prospect Medical Holdings manages the medical care of individuals enrolled in HMO plans in Southern California.  The Company, through its Independent Physician Associations (“IPAs”), contracts with health care professionals to provide a full range of services to HMO enrollees.  Prospect has historically not acquired bricks and mortar, but rather the medical management of the lives serviced by the acquired IPAs. Services provided by Prospect include contract negotiations, physician recruiting and credentialing, HR, claims administration, financial services, provider relations, case management, quality assurance, data collection and MIS.

This press release contains forward-looking statements. Additional written or oral forward-looking statements may be made by the Company from time to time, in filings with the Securities and Exchange Commission, or otherwise. Statements contained herein that are not historical facts are forward-looking statements. Investors are cautioned that forward-looking statements, including the statements regarding anticipated or expected results, and the future introduction of new products, involve risks and uncertainties which may affect the Company’s business and prospects, including those outlined in the Company’s Form 10-K filed on December 28, 2006 and Form 10-Q filed on May 15, 2007.   Any forward-looking statements contained in this press release represent our estimates only as of the date hereof, or as of such earlier dates as are indicated, and should not be relied upon as representing our estimates as of any subsequent date.  While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

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